Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Fourth Quarter and Fiscal 2007 Results

Company Introduces Guidance for Fiscal 2008

YORK, Pa.--(BUSINESS WIRE)--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the fourth quarter and fiscal 2007 ended February 2, 2008.

For the thirteen-week period ended February 2, 2008, the Company reported net income of $75.2 million, or $4.43 per diluted share, compared to net income of $88.4 million, or $5.20 per diluted share for the fourteen-week period ended February 3, 2007. Net income in the fourth quarter of fiscal 2007 was negatively impacted by an asset impairment charge of $4.1 million on a pre-tax basis, or $0.16 per diluted share. Net income in the fourth quarter of fiscal 2006 included a state tax benefit of $4.1 million, or $0.24 per diluted share and a charge of $1.9 million on a pre-tax basis, or $0.08 per diluted share, to write-down the value of duplicate assets.

For the fifty-two week period ended February 2, 2008, the Company reported net income of $11.6 million, or $0.68 per diluted share, compared to net income of $46.9 million, or $2.78 per diluted share, reported in the fifty-three week period of fiscal 2006. Net income in fiscal 2007 was negatively impacted by an asset impairment charge of $4.1 million on a pre-tax basis, or $0.16 per diluted share. Net income in fiscal 2006 was positively impacted by a state tax adjustment of $4.1 million, or $0.24 per diluted share, and negatively impacted by a charge of $2.9 million on a pre-tax basis, or $0.12 per diluted share, to write-down the value of duplicate and impaired assets.

Comments

Bud Bergren, President and Chief Executive Officer, commented, “I am proud of how our team executed through an extremely difficult year by managing inventory and expenses, while accomplishing goals we had established for the second year of integration of Bon-Ton and Carson’s. We are fully integrated and 2008 will be our first fiscal year as one company. We expect the difficult macro economic environment to continue; therefore, we will operate to a conservative plan in order to maintain our strong financial position. We believe improvements in merchandise content and inventory control, along with stringent cost controls, will allow us to maximize our earnings and cash flow in this challenging environment.”

Sales

For the fourth quarter of fiscal 2007, Bon-Ton and Carson’s combined comparable store sales decreased 3.6% compared to the fourth quarter of fiscal 2006. Total sales for the thirteen weeks ended February 2, 2008 decreased 8.9% to $1,138.9 million compared to $1,249.6 million for the fourth quarter of fiscal 2006, which consisted of fourteen weeks.

Fiscal 2007 Bon-Ton comparable store sales decreased 6.5%. For informational purposes only, fiscal 2007 Carson’s comparable store sales decreased 1.6%. Total sales for the fifty-two week period of fiscal 2007 increased 0.1% to $3,365.9 million compared to $3,362.3 million for the prior year period, which consisted of fifty-three weeks.

Other Income

Other income in the thirteen-week fourth quarter of fiscal 2007 decreased to $32.3 million, compared to $35.9 million in the fourteen-week fourth quarter of fiscal 2006, primarily due to a decrease in the program revenue received under the Credit Card Program Agreement (“CCPA”) with HSBC Bank Nevada, N.A. (“HSBC”) as a result of the reduced sales volume. Other income in the fifty-two week period of fiscal 2007 increased to $101.7 million, compared to $93.5 million in the fifty-three week prior year period, primarily due to the inclusion of thirteen weeks of Carson’s operations in the first quarter of fiscal 2007, as compared to eight weeks of Carson’s operations in the first quarter of fiscal 2006, and an increase in the program revenue received under the CCPA with HSBC.

Gross Margin

In the thirteen-week fourth quarter of fiscal 2007, gross margin dollars decreased $50.8 million compared to the fourteen-week fourth quarter of fiscal 2006. The gross margin rate for the fourth quarter of fiscal 2007 decreased 0.7 percentage point to 37.5% of net sales, compared to 38.3% reported in the fourth quarter of fiscal 2006, reflecting a weak sales environment resulting in increased promotions and markdowns. Gross margin dollars for the fifty-two week period of fiscal 2007 decreased $27.7 million compared to the fifty-three week prior year period. The fiscal 2007 gross margin rate decreased 0.9 percentage point to 36.1% of net sales, compared to 37.0% reported in fiscal 2006, reflecting the negative margin impact of the sales from Carson’s stores that were included in the first five weeks of the first quarter of fiscal 2007, but not included in the first quarter of fiscal 2006. In addition, fiscal 2007 gross margin reflects increased promotions and markdowns as a result of a weak sales environment, particularly in the fourth quarter.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses in the thirteen-week fourth quarter of fiscal 2007 decreased $39.9 million to $284.9 million as compared to $324.8 million in the fourteen-week fourth quarter of fiscal 2006. The SG&A expense rate for the fourth quarter of fiscal 2007 was 25.0% compared to 26.0% for the fourth quarter of fiscal 2006. SG&A expenses for the fifty-two week period of fiscal 2007 increased $9.3 million compared to the fifty-three week prior year period. The increase in SG&A expenses is primarily attributable to the inclusion of thirteen weeks of Carson’s operations in the first quarter of fiscal 2007 as compared to eight weeks of Carson’s operations in the first quarter of fiscal 2006. The fiscal 2007 SG&A expense rate increased by 0.2 percentage point to 31.7% compared to 31.4% in fiscal 2006. Integration expenses for fiscal 2007 were approximately $3.5 million.

EBITDA

EBITDA, defined as net income before interest, income taxes and depreciation and amortization, decreased $14.4 million in the thirteen-week fourth quarter of fiscal 2007 to $174.9 million as compared to $189.3 million in the fourteen-week fourth quarter of fiscal 2006. The fifty-two week fiscal 2007 EBITDA decreased $28.8 million to $251.8 million as compared to $280.6 million in the fifty-three weeks of fiscal 2006. EBITDA is not a measure recognized under generally accepted accounting principles – see Note 1 below.

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, increased $4.7 million to $35.0 million in the thirteen-week fourth quarter of fiscal 2007 as compared to $30.2 million in the fourteen-week fourth quarter of fiscal 2006, primarily due to the increased expense associated with the depreciation of current and prior year capital expenditures and the asset impairment charges recorded in the fourth quarter of 2007 compared to the fourth quarter of fiscal 2006. Depreciation and amortization expense, including amortization of lease-related interests, in the fifty-two week period of fiscal 2007 increased $19.2 million to $126.1 million as compared to $106.9 million in the fifty-three week period of fiscal 2006. The increase in fiscal 2007 depreciation and amortization expense is primarily attributable to the inclusion of thirteen weeks of Carson’s operations in the first quarter of fiscal 2007 as compared to eight weeks of Carson’s operations in the first quarter of fiscal 2006 and the increased expense associated with the depreciation of current and prior year capital expenditures. Fiscal 2007 includes a charge of $4.1 million to write-down impaired assets. Fiscal 2006 includes a charge of $2.9 million to write-down the value of duplicate and impaired assets.

Interest Expense, Net

Interest expense, net, decreased $2.2 million to $25.9 million in the thirteen-week fourth quarter of fiscal 2007 as compared to $28.1 million in the fourteen-week fourth quarter of fiscal 2006. Interest expense, net, in the fifty-two week period of fiscal 2007 increased $1.0 million to $108.2 million as compared to $107.1 million in the fifty-three week period of fiscal 2006. The increase in the year-to-date interest expense is primarily attributable to the inclusion of thirteen weeks of Carson’s operations in the first quarter of fiscal 2007 as compared to eight weeks of Carson’s operations in the first quarter of fiscal 2006, partially offset by a charge of $6.8 million recorded by the Company in the first quarter of fiscal 2006 reflecting the write-off of fees associated with a bridge facility and the early payoff of the Company’s previous debt.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, commented, “Fiscal 2007 was a difficult year; however, as previously stated in our January sales press release, our excess borrowing capacity under our credit facility at the end of fiscal 2007 was $351 million, an increase compared to fiscal 2006. Additionally, our total debt at the end of fiscal 2007 was $42 million below last year, reflecting cash flow generated in fiscal 2007 which was utilized to reduce our debt.”

Mr. Plowman continued, “We expect the retail environment to remain difficult in fiscal 2008, but we will continue to focus on strengthening our company through additional operating efficiencies to position it for the future. Our guidance for fiscal 2008 diluted earnings per share is a range of $0.20 to $0.45 and EBITDA is a range of $230 to $237 million. Assumptions reflected in this guidance include:

  Comparable store sales of a negative 1% to a negative 2%;
  Gross margin rate flat to fiscal 2007;
  SG&A dollars flat to a slight increase;
  Capital expenditures of $80 million (net of landlord contributions); and
  Estimated weighted average shares outstanding of 17.3 million to 17.5 million.”

Mr. Plowman continued, “Our guidance includes the expectation that the macro economic environment will continue to pressure retail, and we are managing our inventories, capital spending and expenses accordingly. Based on our 2008 earnings guidance, we expect to generate in excess of $50 million of cash to pay down our long-term debt. We believe we have implemented the right strategies and are managing our business to deliver sustainable long-term earnings growth.”

The Company’s quarterly conference call to discuss fourth quarter and fiscal 2007 results will be broadcast live today at 10:00 a.m. Eastern time. To access the call, please visit the investor relations section of the Company’s website at http://investors.bonton.com. An online archive of the broadcast will be available within two hours after the conclusion of the call. You may also participate by calling (888) 820-9414 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Tuesday, March 25, 2008. The number to call for the taped replay is (888) 203-1112 and the conference PIN is 7275453.

The Bon-Ton Stores, Inc. operates 279 department stores, which includes ten furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, under the Parisian nameplate, three stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Statements made in this press release, other than statements of historical information, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, consumer spending patterns and debt levels, additional competition from existing and new competitors, inflation, changes in the costs of fuel and other energy and transportation costs, weather conditions that could negatively impact sales, uncertainties associated with opening new stores or expanding or remodeling existing stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as net income before interest, income taxes, depreciation and amortization and amortization of lease-related interests. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)	February 2,	February 3,
(Unaudited)	2008	2007
Assets
Current assets:
Cash and cash equivalents	$21,238	$24,733
Merchandise inventories	754,802	787,487
Prepaid expenses and other current assets	78,332	84,731
Deferred income taxes	17,536	17,858
Total current assets	871,908	914,809
Property, fixtures and equipment at cost, net
of accumulated depreciation and amortization
of $418,279 and $311,160 at February 2, 2008
and February 3, 2007, respectively	885,455	897,886
Deferred income taxes	87,357	76,586
Goodwill	17,767	27,377
Intangible assets, net of accumulated
amortization of $21,918 and $12,087 at
February 2, 2008 and February 3, 2007,
respectively	165,872	176,700
Other long-term assets	39,272	41,441
Total assets	$2,067,631	$2,134,799
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$220,158	$209,742
Accrued payroll and benefits	49,902	68,434
Accrued expenses	166,603	178,642
Current maturities of long-term debt	5,656	5,555
Current maturities of obligations under capital leases	2,239	1,936
Income taxes payable	899	48,086
Total current liabilities	445,457	512,395
Long-term debt, less current maturities	1,079,841	1,120,169
Obligations under capital leases, less current maturities	67,217	69,456
Other long-term liabilities	112,055	86,383
Total liabilities	1,704,570	1,788,403
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares
at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares
at $0.01 par value; issued shares of
14,614,111 and 14,469,196 at February 2,
2008 and February 3, 2007, respectively	146	145
Class A Common Stock - authorized 20,000,000
shares at $0.01 par value; issued and
outstanding shares of 2,951,490 at February 2,
2008 and February 3, 2007	30	30
Treasury stock, at cost - 337,800 shares at
February 2, 2008 and February 3, 2007	(1,387)	(1,387)
Additional paid-in-capital	139,805	130,875
Accumulated other comprehensive income	799	1,189
Retained earnings	223,668	215,544
Total shareholders' equity	363,061	346,396
Total liabilities and shareholders' equity	$2,067,631	$2,134,799

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN	FOURTEEN	FIFTY-TWO	FIFTY-THREE
	WEEKS ENDED	WEEKS ENDED	WEEKS ENDED	WEEKS ENDED
(In thousands except share and per share data)	February 2,	February 3,	February 2,	February 3,
(Unaudited)	2008	2007	2008	2007

Net sales	$1,138,892	$1,249,633	$3,365,912	$3,362,279
Other income	32,338	35,885	101,747	93,531
	1,171,230	1,285,518	3,467,659	3,455,810

Costs and expenses:
Costs of merchandise sold	711,459	771,420	2,150,131	2,118,762
Selling, general and administrative	284,862	324,750	1,065,753	1,056,472
Depreciation and amortization	33,819	29,096	121,125	103,189
Amortization of lease-related interests	1,137	1,141	4,978	3,720
Income from operations	139,953	159,111	125,672	173,667
Interest expense, net	25,884	28,061	108,165	107,143

Income before income taxes	114,069	131,050	17,507	66,524
Income tax provision	38,871	42,656	5,945	19,641

Net income	$75,198	$88,394	$11,562	$46,883

Per share amounts –
Basic:
Net income	$4.51	$5.37	$0.70	$2.85

Basic weighted average shares outstanding	16,666,370	16,461,968	16,545,101	16,430,554

Diluted:
Net income	$4.43	$5.20	$0.68	$2.78

Diluted weighted average shares outstanding	16,972,704	16,986,165	17,073,198	16,841,183

Other financial data:
EBITDA (1)	$174,909	$189,348	$251,775	$280,576

(1) EBITDA Reconciliation

The following table reconciles net income to EBITDA for the periods indicated:

	THIRTEEN	FOURTEEN	FIFTY-TWO	FIFTY-THREE
	WEEKS ENDED	WEEKS ENDED	WEEKS ENDED	WEEKS ENDED
(In thousands)	February 2,	February 3,	February 2,	February 3,
(Unaudited)	2008	2007	2008	2007

Net income	$75,198	$88,394	$11,562	$46,883
Adjustments:
Income tax provision	38,871	42,656	5,945	19,641
Interest expense, net	25,884	28,061	108,165	107,143
Depreciation and amortization	33,819	29,096	121,125	103,189
Amortization of lease-related interests	1,137	1,141	4,978	3,720

EBITDA	$174,909	$189,348	$251,775	$280,576

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com